Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-111040) of Teléfonos de México, S.A.B. de C.V. and in the related prospectus of our reports dated June 23, 2008, with respect to the consolidated financial statements of Teléfonos de México, S.A.B. de C.V., and the effectiveness of internal control over financial reporting of Teléfonos de México, S.A.B. de C.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2007.

Mancera, S.C.
A member firm of Ernst & Young Global

/s/ CPC Fernando Espinosa López
C.P.C. Fernando Espinosa López

Mexico City, Mexico
June 27, 2008